FERDINAND SEEMANN JOINS TEGAL’S BOARD AS INDEPENDENT MEMBER

Company Regains Compliance with NASDAQ Continued Listing Requirements

PETALUMA, Calif., December 10, 2009—Tegal Corporation, (Nasdaq: TGAL) an innovator of specialized production solutions for the fabrication of advanced MEMS, power ICs and optoelectronic devices today announced the appointment of Ferdinand Seemann to its Board of Directors.  Mr. Seemann will serve on three standing committees of the Board, including Audit, Compensation and Nominating/Governance.

Ferdinand Seemann is currently the CEO of se2quel Partners LLC, a technology consulting firm with offices in the USA, Europe, Middle East and Asia.  With deep roots in the semiconductor industry, se2quel is today also considered a leading global utility-scale photovoltaic consulting firm.  Before founding se2quel Partners in 2003, Mr. Seemann held senior positions in several leading technology companies, including Vice President of Lam Research Corporation, Executive Vice President of Mattson Technology, President & CEO of Steag Microtech and President and Owner of Seemann Engineering. Mr. Seemann started his career as a process engineer at Wacker Siltronic in Germany.  Mr. Seemann holds a BSEE from the Fachhochschule Regensburg and mastered in “Novel, cost efficient photovoltaic systems” in 1985.

"We are delighted to welcome Ferdinand to our Board of Directors," said Thomas Mika, Chairman, President and CEO of Tegal Corporation.  “An inventor, entrepreneur, experienced executive and industry leader, Ferdinand’s achievements, particularly in the field of photovoltaics, are well known throughout the sun belt countries, as well as in the USA and Europe.  His substantial business experience and his insight into potential opportunities for Tegal Corporation will be extremely valuable as we continue to look for new, attractive growth opportunities that can help drive profitability as the capital equipment market begins to emerge from the downturn.”

“Over the last couple years, Tegal has made significant progress in focusing on some of the more exciting future growth markets in the industry,” commented Ferdinand Seemann.  “I look forward to working with Tom and the rest of the Board to continue this progress.”

On December 10, 2009, the Company confirmed with The NASDAQ Stock Market that, as a result of the appointment of Mr. Seemann to the Board, the Company had satisfied all the conditions necessary to regain compliance with NASDAQ’s independent directors requirement for continued listing as set forth in NASDAQ Listing Rule 5606(b)(1) and NASDAQ’s audit committee composition requirements for continued listing as set forth in NASDAQ Listing Rule 5605(c)(2)(A).

Safe Harbor Statement
Except for historical information, matters discussed in this news release contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations, are generally identifiable by the use of the words "anticipate," "believe," "estimate," "expect," "intend," "project" or similar expressions.  These forward-looking statements are subject to risks, uncertainties and assumptions about the Company including, but not limited to industry conditions, economic conditions, acceptance of new technologies and market acceptance of the Company's products and services.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph.  For a further discussion of these risks and uncertainties, please refer to the Company's periodic filings with the Securities and Exchange Commission.

About Tegal Corporation
Tegal is an innovator of specialized production solutions for the fabrication of advanced MEMS, power ICs and optoelectronic devices found in products like smart phones, networking gear, solid-state lighting, and digital imaging.  The Company’s plasma etch and deposition tools enable sophisticated manufacturing techniques, such as 3D interconnect structures formed by intricate silicon etch, also known as Deep Reactive Ion Etching (DRIE). Tegal combines proven expertise with practical system strategies to deliver application-specific solutions that are robust and reliable, and deliver exceptional process quality and high yields at a lower overall cost of ownership.  Headquartered in Petaluma, California, the company has more than 35 years of expertise and innovation in specialized technologies, over 100 patents, and an installed base of more than 1900 systems worldwide. Please visit us on the web at www.tegal.com.

Tegal Contact
Christine Hergenrother
Vice President – Finance and Administration
Chief Financial Officer
Tel: +1 707 765-5616
Email: chergenrother@tegal.com

or

The Blueshirt Group
Chris Danne
Tel: +1 415 217-7722
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